SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549


                       SCHEDULE 13G
         UNDER THE SECURITIES EXCHANGE ACT OF 1934
                      (Amendment #1)



                      E-Loan, Inc.
        -------------------------------------------
                    (Name of Issuer)


               Common Stock, $.001 Par Value
         -------------------------------------------
               (Title of Class of Securities)


                        26861P107
              -------------------------------
                      (CUSIP Number)


                    December 31, 2000
  -----------------------------------------------------------
    (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [ ] Rule 13d-1(d)










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CUSIP No. 26861P107

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1	NAME OF REPORTING PERSON: Bank of America Corporation

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 560906609
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
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3	SEC USE ONLY
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4	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5	Sole Voting Power:

6	Shared Voting Power:

7	Sole Dispositive Power:

8	Shared Dispositive Power:

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
               less than 5% (closing filing)
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12	TYPE OF REPORTING PERSON: HC
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ITEM 1  (a) NAME OF ISSUER:

            E-Loan, Inc. ("E-Loan")

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


            5875 Arnold Road, Suite 100
            Dublin, CA  94568

ITEM 2  (a) NAMES OF PERSONS FILING:

            Bank of America Corporation

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

            Bank of America Corporation
            100 North Tryon Street
            Charlotte, NC  28255

        (c) CITIZENSHIP:

            Bank of America Corporation - Delaware

        (d) TITLE OF CLASS OF SECURITIES:

            Common Stock, $.001 Par Value

        (e) CUSIP NUMBER: 26861P107

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

(g) [x] A parent holding company or control person in accordance with(S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

With respect to the beneficial ownership of each reporting person, see Items 5 through 8 of the cover pages to this Schedule 13G applicable to each such person, which are incorporated herein by reference.


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].



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ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.

ITEM 10 - CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 7, 2001


Bank of America Corporation



By:  	/s/ David J. Walker

David J. Walker
Senior Vice President
Corporate Compliance

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